As filed with the Securities and Exchange Commission on September 12, 2008
Registration No. 333-141117

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

POST-EFFECTIVE AMENDMENT NO. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)
_______________

Delaware	3714	38-3430473
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)
_______________

5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Robert J. Dellinger
Executive Vice President
and Chief Financial Officer
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
(248) 813-2000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

_______________

Copies to:

David M. Sherbin Vice President, General Counsel and Chief Compliance Officer Delphi Corporation 5725 Delphi Drive Troy, Michigan 48098 (248) 813-2000	Gregg A. Noel John Wm. Butler, Jr. Nicholas P. Saggese Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000

Approximate date of commencement of proposed sale to the public:
This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐  ____________

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ____________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ____________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ___________

DEREGISTRATION OF SECURITIES

The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-141117) filed by Delphi Corporation (the “Company”), a Delaware corporation, on March 7, 2007 (as heretofore amended, the “Registration Statement”), is to deregister:

•	any and all of the 41,026,309 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) issuable pursuant to the exercise of discount rights;

•	any and all of the 21,680,996 shares of Common Stock issuable pursuant to the exercise of par rights;

•	any and all of the 15,384,616 warrants exercisable to purchase shares of Common Stock; and

•	any and all of the 15,384,616 shares of Common Stock initially issuable upon exercise of the warrants.

The rights offerings were conducted in connection with the First Amended Joint Plan of Reorganization (the “Plan”) and the Equity Purchase and Commitment Agreement, dated as of August 3, 2007, and as amended through December 10, 2007 (the “EPCA”), among the Company and A-D Acquisition Holdings LLC, Harbinger Del-Auto Investment Company, Ltd., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Goldman, Sachs & Co., and Pardus DPH Holding LLC (collectively, the “Investors”).  The rights offerings commenced on March 11, 2008, and expired on March 31, 2008.  On April 4, 2008, the Company announced that although it had met the conditions required to substantially consummate the Plan, including obtaining $6.1 billion of exit financing, the Investors refused to participate in a closing that was commenced but not completed and refused to fund the EPCA.  Consequently, the Company cancelled the rights offerings and returned all funds submitted in accordance with its disclosure in the prospectus for the rights offerings.  The warrants and underlying shares also were to be offered in connection with the Plan.  Due to the Investors' failure to fund their commitments under the EPCA, the Plan has not yet been consummated, and the Company is (i) pursuing legal action against the Investors in the Bankruptcy Court to seek specific performance by the Investors of their obligations under the EPCA as well as compensatory and punitive damages, and (ii) continuing discussions with its stakeholders regarding potential modifications to the Plan that will enable the Company to emerge from Chapter 11 as soon as reasonably practicable.

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.  This Post-Effective Amendment No. 1 is being filed in accordance with the undertaking set forth in Part II, Item 17(a)(3) of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 12th day of September, 2008.

DELPHI CORPORATION

By:	/s/ Rodney O’Neal
	Name:	Rodney O’Neal
	Title:	Chief Executive Officer
and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Rodney O’Neal		Chief Executive Officer and President	September 12, 2008
Rodney O’Neal		(Principal Executive Officer)

/s/ Robert J. Dellinger		Executive Vice President and	September 12, 2008
Robert J. Dellinger		Chief Financial Officer (Principal Financial Officer)

/s/ Thomas S. Timko		Chief Accounting Officer and Controller	September 12, 2008
Thomas S. Timko		(Principal Accounting Officer)

*		Executive Chairman of the Board	September 12, 2008
Robert S. Miller		of Directors

*		Director	September 12, 2008
Oscar De Paula Bernardes Neto

*		Director	September 12, 2008
John D. Englar

*		Director	September 12, 2008
David N. Farr

*		Director	September 12, 2008
Raymond J. Milchovich

*		Director	September 12, 2008
Craig G. Naylor

*		Director	September 12, 2008
John H. Walker

*		Director	September 12, 2008
Martin E. Welch III
*By:	_______/s/ Rodney O'Neal Rodney O’Neal Attorney-In-Fact